Exhibit 99.1

ZS Pharma Announces Positive Top-Line Results from HARMONIZE (ZS004), a Second Phase 3 Clinical Trial of ZS-9 in Patients with Hyperkalemia

ZS-9 meets primary endpoint at all three doses tested

Coppell, Texas – September 23, 2014 – ZS Pharma (Nasdaq: ZSPH), a biopharmaceutical company developing novel treatments for kidney, cardiovascular, liver and metabolic disorders, today announced positive top-line results from HARMONIZE (ZS004), its second Phase 3 clinical trial of ZS-9 (sodium zirconium cyclosilicate), a novel investigational treatment for hyperkalemia. Preliminary analyses of the results showed that all three doses (5g, 10g, and 15g) of once daily ZS-9 met the primary endpoint, demonstrating that ZS-9 prevented recurrence of hyperkalemia when compared with placebo over a 28-day treatment period. Safety, tolerability and adverse events are generally consistent with previous ZS-9 clinical studies. The data will be presented at the American Heart Association Scientific meeting in November during the late-breaking Clinical Science Special Reports Session.

“With the completion of the HARMONIZE trial, we remain on track to submit NDA and MAA filings for ZS-9 in the first half of 2015. Importantly, our clinical experience with ZS-9 now includes nearly 1000 patients, some of whom have been treated with ZS-9 for over 5 months,” said Robert Alexander, Ph.D., Chief Executive Officer of ZS Pharma, “We are excited to announce these preliminary results and look forward to having the lead study investigator, Mikhail Kosiborod, M.D., share the full data at a late-breaking session at the American Heart Association meeting.”

HARMONIZE (ZS004) Phase 3 Study Design

The HARMONIZE (HyperkAlemia RandoMized interventiON multI-dose ZS-9 maintEnance) study is a global, prospective, randomized, double-blind, placebo-controlled trial that enrolled 258 patients with hyperkalemia with no upper limit on serum potassium (K+) at entry. Patients included those with chronic kidney disease (CKD), heart failure (HF), diabetes and those on renin angiotensin aldosterone system (RAAS) inhibitor therapy. In the open-label induction phase of the study, patients received 10g of ZS-9 administered three times daily for 48 hours and were monitored to establish the speed and magnitude of serum potassium reduction. Patients who achieved normokalemia (K+ levels between 3.5 and 5 mEq/L) were randomized in a double-blind fashion to one of three doses of ZS-9 (5g, 10g or 15g) or placebo administered once-daily for 28 days (the randomized withdrawal period). The primary efficacy endpoint compared the mean serum K+ level of each ZS-9 treatment group to that of placebo over the interval between day 8 and day 28 of the randomized withdrawal period. Patients who completed the initial 28-day maintenance phase were eligible to enroll in an ongoing open label extension study, ZS004E.

About ZS-9’s Clinical Development Program

The ZS-9 clinical program is designed to investigate the treatment of acute and chronic hyperkalemia, regardless of underlying cause. ZS Pharma has completed ZS003, a 753-patient Phase 3 study, which showed that ZS-9 rapidly reduced serum potassium in hyperkalemic patients to normal levels within the 48-hour Acute Phase and then controlled potassium in the normal range throughout the 12-day Extended Treatment Phase. In addition, the study provided evidence suggesting that ZS-9 is well tolerated with an adverse event profile similar to placebo.

HARMONIZE, the Company’s second Phase 3 clinical trial of ZS-9, is a randomized, double-blind, placebo-controlled study designed to confirm, over a longer treatment period, the positive results observed in ZS003. In conjunction with HARMONIZE, ZS Pharma is also conducting ZS004E, an extension study that will generate longer-term open-label safety and tolerability data in patients who participated in HARMONIZE. The Company is conducting an additional long-term safety study, ZS005, designed to evaluate the ability of ZS- 9 to restore and maintain normal serum potassium levels in patients with hyperkalemia over at least one year of dosing.

The Company plans to file a New Drug Application (NDA) with the United States Food and Drug Administration and a Marketing Authorization Application (MAA) with the European Medicines Agency in the first half of 2015.

About Hyperkalemia

Hyperkalemia, or higher than normal potassium levels (typically defined as a serum potassium level >5 mEq/L), is a potentially life-threatening metabolic condition that can lead to cardiac arrhythmia and sudden cardiac death. Hyperkalemia is characterized by abnormally high concentrations of potassium in the blood resulting from the inability of the kidneys to excrete potassium, impairment of mechanisms that transport potassium into cells, or a combination of both factors. The causes of hyperkalemia vary but the most common are chronic kidney disease (CKD), diabetes, heart failure (HF) and side effects from cardio-renal protective drug therapy, such as renin angiotensin aldosterone system (RAAS) inhibitors.

About ZS Pharma

ZS Pharma is a publicly-traded, specialty pharmaceutical company based in Coppell, Texas. ZS Pharma’s lead therapeutic candidate, ZS-9, is an investigational treatment for hyperkalemia that is being evaluated in late-stage clinical trials to demonstrate its ability to safely and effectively remove excess potassium from the blood and maintain normal potassium levels. ZS Pharma is also pursuing the discovery of additional drug candidates that utilize its novel selective ion-trap technology for the treatment of kidney and liver diseases. Additional information is available at www.zspharma.com.

Forward-Looking Statements

ZS Pharma cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the timing of potential regulatory submission and approval of the NDA and/or MAA for ZS-9. Inclusion of forward-looking statements should not be regarded as a representation by ZS Pharma that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the ZS Pharma business, including, without limitation: the potential for clinical data to not meet pre-specified statistical endpoints, regulatory authorities to not approve an application for ZS-9; analysis of ongoing or future potential clinical trials, including safety-related data, may produce negative or inconclusive results, or may be inconsistent with clinical results achieved to date; the therapeutic and commercial value of ZS-9; and other risks described in ZS Pharma’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ZS Pharma undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ZS Pharma’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission August 14, 2014 and its other reports, which are available from the SEC’s website (http://www.sec.gov) and on ZS Pharma’s website (http://www.zspharma.com) under the heading “Investors”. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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ZS Pharma Contacts:

Jessica Volchok (Media)	Adam Tomasi (Investors)
BrewLife	ZS Pharma
310.849.7985	650.458.4100
jvolchok@brewlife.com	atomasi@zspharma.com

Source: ZS Pharma